Exhibit 99.1

Control4 Reports Record Revenue and Net Income for Fiscal Year 2017

Continued Connected-Home Opportunities and Operational Focus Drive Financial Results

SALT LAKE CITY — February 8, 2018 4:05 PM EST — Control4 Corporation (NASDAQ: CTRL), a leading global provider of smart-home and networking solutions, today announced financial results for its fourth quarter and fiscal year ended December 31, 2017.

Revenue for the fourth quarter of 2017 was $68.3 million, compared to revenue of $57.4 million for the fourth quarter of 2016, representing quarterly year-over-year growth of 19%. Total revenue for the twelve months ended December 31, 2017 grew 17% year-over-year, from $208.8 million to $244.7 million (including $12.6 million from the sale of Triad Speaker products which we acquired in February 2017).

Net Income for the fourth quarter of 2017 was $6.1 million, or $0.22 per diluted share, compared to Net Income in the fourth quarter of 2016 of $4.0 million, or $0.16 per diluted share. Net Income for the year ended December 31, 2017 was $16.0 million, or $0.60 per diluted share, compared to Net Income of $13.0 million, or $0.53 per diluted share, for the year ended December 31, 2016.

Non-GAAP Net Income for the fourth quarter of 2017 was $11.1 million, or $0.40 per diluted share, compared to Non-GAAP Net Income in the fourth quarter of 2016 of $7.8 million, or $0.31 per diluted share. Non-GAAP Net Income for the year ended December 31, 2017 was $32.1 million, or $1.20 per diluted share, compared to Non-GAAP Net Income of $20.6 million, or $0.85 per diluted share, for the year ended December 31, 2016.  A reconciliation of GAAP to non-GAAP financial information is contained in the attached tables.

Unrestricted cash and net investments increased to $86.0 million as of December 31, 2017, compared to $71.7 million as of September 30, 2017 and $61.9 million as of December 31, 2016. This increase reflects free cash flow generation of $11.1 million and $5.7 million received from stock options exercised during the fourth quarter of 2017.

“We closed 2017 with momentum reflected in our strong fourth quarter performance, as we have remained focused on operational improvements and new opportunities designed to increase customer and dealer satisfaction,” said Martin Plaehn, chairman and chief executive officer of Control4.  “We continue to execute on our strategies, which include enhancing our award-winning connected home solutions, strengthening our dealer presence around the globe, delivering tools and services to enhance dealer productivity and improve the homeowner experience, and expanding our partner and interoperability ecosystem —all of which contribute to a strengthening of the Control4 family of brands.”

Commenting on the company’s financial results, Mark Novakovich, chief financial officer of Control4, added: “We delivered record results for 2017, including revenue and net income.  Fueled by consistently improving cross-company performance, our full-year 2017 Non-GAAP Net Income grew by 56%, year over year, reflecting the operating leverage improvements we made throughout the year and delivering on our commitment to achieve sustainable, profitable growth to enhance long-term shareholder value.”

Share Buy-Back Program

On February 6, 2018, our Board of Directors approved the expansion of our share buy-back program enabling the repurchase of up to $20 million in Control4 stock from time to time in the open market during our open trading windows between now and the end of June 2019.

The Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law and among other things reduces the corporate income tax rate to 21%, creates a territorial tax system (with a one-time mandatory tax on previously deferred foreign earnings), requires companies to pay minimum taxes on foreign earnings in excess of specified rates of return, and subjects certain payments from US corporations to foreign related parties to additional taxes.

The reduction in the corporate income tax rate requires a one-time revaluation of our deferred tax assets and liabilities.  The Company’s net deferred tax asset and the related valuation allowance is expected to decrease by approximately $9.0 million. As the deferred tax asset is fully allowed for, this change in the income tax rate will have no impact on the Company’s financial position or results of operations. The Act will result in a lower domestic income tax rate from which Control4 will benefit in the future once the Company fully utilizes its net operating loss and other accumulated tax credits. In addition, the Company will be subject to the one-time mandatory tax on previously deferred foreign earnings.  However, due to the valuation allowance and the availability of current and accumulated net operating losses and foreign tax credits, the book tax charge for this one-time mandatory tax is anticipated to be minimal and the cash impact from a Federal perspective will be zero. While the preceding adjustments are the Company’s best estimate of the impact of the tax reform as the date of this press release, Control4 will continue to evaluate the impact of the tax reform in 2018, and as allowed by the Securities and Exchange Commission, will update management’s estimates as additional information or clarification of the act becomes available.

Implementation of New Revenue Recognition Guidelines

On January 1, 2018, Control4 adopted ASC 606, “Accounting for Contracts with Customers” using the full retrospective method, which means that in future filings the Company will restate each prior reporting period presented. Adoption of ASC 606 did not have a significant impact on Control4’s financial statements.

Q1 and 2018 Guidance

Control4 expects revenue in the first quarter of 2018, which is the seasonally low quarter each year, to be between $56.5 million and $58.5 million.  Control4 expects non-GAAP Net Income for the first quarter of 2018 to be between $3.5 million and $4.5 million, and based on an expected 27.9 million weighted average shares outstanding (diluted), to be between $0.12 and $0.16 per diluted share.  Control4 expects revenue for the full year 2018 to be between $270 million and $274 million. Control4 expects Non-GAAP Net Income to be between $33.5 million and $35.5 million, and based on an expected 28.3 million weighted average shares outstanding (diluted), to be between $1.19 and $1.26 per diluted share.

Control4 does not provide forward guidance on GAAP Net Income because certain non-GAAP adjustments are inherently difficult to forecast, whereas others relate to the amortization or expensing of items tied to historical events.  The following table highlights our estimates of non-GAAP stock-based compensation and the amortization of intangible assets reflected in our non-GAAP net income guidance for the first quarter of 2018:

Expense ($ mm)	1Q 2018
Stock-based compensation expense	3.1
Amortization of intangible assets	1.3
Total	4.4

Additional Financial and Operational Metrics

Revenue ($ mm)	4Q 2017	3Q 2017	4Q 2016
North America Core Revenue	51.9	48.7	44.3
International Core Revenue	14.7	14.0	11.9
Other Revenue(1)	1.7	2.0	1.2
Total Revenue	68.3	64.7	57.4

(1)Primarily consists of Hospitality Revenue

	4Q 2017	3Q 2017	4Q 2016
Dealer Adds(2)
North America	75	69	96
International	57	61	47
Total Dealer Adds	132	130	143

Active Dealers(2), (3)
North America	3,057	3,019	2,913
International	1,169	1,148	1,050
Total Active Dealers	4,226	4,167	3,963

Total Dealers(2)
North America	3,174	3,139	2,994
International	1,315	1,283	1,147
Total Dealers	4,489	4,422	4,141

Controller Shipments	30,083	26,814	29,332

(2)These dealer figures only include dealers authorized to sell and install the full Control4 line of products and exclude approximately 1,070 active dealers that are currently authorized to sell only the Pakedge and or Triad brand of products.

(3)We define an active, authorized dealer (“active dealer”) as one that has placed an order with us in the trailing 12-month period.

Conference Call

On February 8, 2018, Control4 Corporation (NASDAQ: CTRL) will host an investor conference call and will webcast the event beginning at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). To access the conference call, dial 719-325-2390 or 888-287-5530 (toll free) and enter passcode 8260604.

The webcast and replay will be accessible on Control4’s investor relations website at http://investor.control4.com/.  A replay of the conference call will be available within two hours of the conclusion of the conference through February 22, 2018.  To access the replay, please dial 719-457-0820 or 888-203-1112 and enter passcode 8260604.

About Control4 Corporation:

Control4 [NASDAQ: CTRL] is a leading global provider of automation and networking systems for homes and businesses, offering personalized control of lighting, music, video, comfort, security, communications, and more into a unified smart home system that enhances the daily lives of its consumers. Control4 unlocks the potential of connected devices, making networks more robust, entertainment systems easier to use, homes more comfortable and energy efficient, and provides families more peace of mind. Today, every home and business needs automation horsepower and a high-performance network to manage the increasing number of connected devices. The Control4 platform interoperates with more than 11,000 third-party consumer electronics products, ensuring an ever-expanding ecosystem of devices will work together. Control4 is now available in approximately 100 countries. Leveraging a professional channel that includes over 5,500 custom integrators, retailers, and distributors authorized to sell the full-line of Control4 products, Pakedge branded networking solutions and Triad branded speakers, Control4 is delivering intelligent solutions for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s financial outlook. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s most recent Annual Report on Form 10-K, as well as subsequent reports and documents filed with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

Control4’s stated results include certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP gross margin percentage, non-GAAP income (loss) from operations, non-GAAP operating income percentage, non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share. Non-GAAP gross margin excludes non-cash expenses related to stock-based compensation, certain tax items, amortization of intangible assets, and acquisition-related costs. We further exclude expenses related to executive severance and litigation settlements from non-GAAP income from operations and non-GAAP net income.

Management believes that it is useful to exclude stock-based compensation expense because the amount of such expense in any specific period may not directly correlate to the underlying performance of the business operations.

The company has recently completed acquisitions that resulted in operating expenses that would not have otherwise been incurred. Management has provided supplementary non-GAAP financial measures, which exclude acquisition-related expense items, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. Management considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the company’s control. Furthermore, the company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from the non-GAAP measures, management is better able to evaluate the ability to utilize its existing assets and estimate the long-term value that acquired assets will generate. The company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) professional service fees, recorded in operating expenses, which include third-party costs related to the acquisition, and legal and other professional service fees associated with diligence, entity formation and corporate structuring, disputes and regulatory matters related to acquired entities; (ii) transition and integration costs, recorded in operating expenses, which include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties; and (iii) acquisition-related adjustments which include adjustments to acquisition-related items such as being required to record acquired inventory at its fair value, resulting in a step-up in the inventory value, and having to reverse part of our valuation allowance in order to offset the deferred tax liability that was recorded based on differences between the book and  tax  basis of assets acquired and liabilities assumed. The step-up in inventory is recorded through cost of goods sold when the inventory is sold, resulting in a negative impact to our gross margin. Although these expenses are not recurring with respect to past acquisitions, the company will generally incur these expenses in connection with any future acquisitions.

The company excludes the amortization of acquired intangible assets from non-GAAP measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired. Although the company excludes amortization of acquired intangible assets from non-GAAP measures, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Furthermore, we believe it is useful to exclude expenses related to litigation settlements and executive severance because of the variable and unpredictable nature of these expenses which are not indicative of past or future operating performance. We believe that past and future periods are more comparable if we exclude those expenses.

Our non-GAAP results also exclude the one-time financial impact of the “Tax Cuts and Jobs Act” (the “Tax Act”) as well as adjustments to deferred tax assets resulting from a non-cash write-off on an intra-entity transfer of intangible assets. This is consistent with our practice of excluding large, one-time items in non-GAAP results.

Management believes these adjustments provide useful comparative information to investors. Non-GAAP results are presented for supplemental informational purposes only for understanding the operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Management urges investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the business.

CONTROL4 CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$29,761	$34,813
Restricted cash	273	247
Short-term investments	44,057	22,970
Accounts receivable, net	29,925	24,727
Inventories	37,171	26,231
Prepaid expenses and other current assets	4,369	3,662
Total current assets	145,556	112,650
Property and equipment, net	7,337	6,463
Long-term investments	12,038	4,008
Intangible assets, net	26,081	23,120
Goodwill	21,867	16,809
Other assets	1,576	2,008
Total assets	$214,455	$165,058
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,654	$17,010
Accrued liabilities	10,835	8,912
Current portion of deferred revenue	2,311	1,553
Total current liabilities	38,800	27,475
Other long-term liabilities	882	701
Total liabilities	39,682	28,176
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,832,895 and 23,729,780 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	3	2
Additional paid-in capital	242,281	220,370
Accumulated deficit	(66,980)	(82,626)
Accumulated other comprehensive loss	(531)	(864)
Total stockholders’ equity	174,773	136,882
Total liabilities and stockholders’ equity	$214,455	$165,058

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Revenue	$68,339	$57,367	$244,725	$208,802
Cost of revenue	33,658	27,820	120,230	105,123
Gross margin	34,681	29,547	124,495	103,679
Operating expenses:
Research and development	10,392	9,277	40,638	35,985
Sales and marketing	11,743	10,097	47,825	42,198
General and administrative	5,513	5,030	21,926	20,309
Litigation settlement	—	75	—	475
Total operating expenses	27,648	24,479	110,389	98,967
Income from operations	7,033	5,068	14,106	4,712
Other income (expense), net:
Interest, net	185	28	409	45
Other income (expense), net:	(261)	(281)	(78)	(587)
Total other income (expense), net	(76)	(253)	331	(542)
Income before income taxes	6,957	4,815	14,437	4,170
Income tax expense (benefit)	899	801	(1,542)	(8,784)
Net income	$6,058	$4,014	$15,979	$12,954
Net income per common share:
Basic	$0.24	$0.17	$0.64	$0.55
Diluted	$0.22	$0.16	$0.60	$0.53
Weighted-average number of shares:
Basic	25,550	23,682	24,803	23,402
Diluted	27,911	24,990	26,775	24,360

Stock-based compensation included in the consolidated statement of operations data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Cost of revenue	$66	$43	$251	$171
Research and development	1,032	763	4,242	3,256
Sales and marketing	831	668	3,662	2,273
General and administrative	985	963	3,950	2,670
Total stock-based compensation expense	$2,914	$2,437	$12,105	$8,370

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2017	2016

Operating activities
Net income	$15,979	$12,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,686	3,318
Amortization of intangible assets	5,212	4,598
Loss on disposal of fixed assets	1	13
Provision for doubtful accounts	815	345
Investment discount and premium amortization	(109)	339
Stock-based compensation	12,105	8,370
Tax benefit from business acquisition	(2,257)	(9,402)
Deferred tax asset adjustment	767	—
Changes in assets and liabilities:
Accounts receivable, net	(5,116)	(3,765)
Inventories	(9,324)	(1,589)
Restricted cash	(3)	—
Prepaid expenses and other current assets	(593)	1,184
Other assets	(178)	(295)
Accounts payable	6,370	(32)
Accrued liabilities	(441)	1,999
Deferred revenue	747	471
Other long-term liabilities	(171)	(553)
Net cash provided by operating activities	27,490	17,955
Investing activities
Purchases of available-for-sale investments	(76,796)	(19,227)
Proceeds from sales of available-for-sale investments	3,955	900
Proceeds from maturities of available-for-sale investments	43,780	42,203
Purchases of property and equipment	(3,952)	(2,682)
Business acquisitions, net of cash acquired	(9,258)	(32,891)
Net cash used in investing activities	(42,271)	(11,697)
Financing activities
Proceeds from exercise of options for common stock	16,959	3,437
Payments for taxes related to net share settlement of equity awards	(5,534)	—
Repurchase of common stock	(1,821)	(3,242)
Repayment of notes payable	—	(913)
Proceeds from revolving credit facility	—	5,000
Repayment of revolving credit facility	—	(5,000)
Payment of debt issuance costs	—	(89)
Net cash provided by (used in) financing activities	9,604	(807)
Effect of exchange rate changes on cash and cash equivalents	125	(168)
Net change in cash and cash equivalents	(5,052)	5,283
Cash and cash equivalents at beginning of period	34,813	29,530
Cash and cash equivalents at end of period	$29,761	$34,813
Supplemental disclosure of cash flow information
Cash paid for interest	$57	$204
Cash paid for taxes	1,292	1,115
Supplemental schedule of non-cash investing and financing activities
Landlord paid tenant improvements	—	39
Business acquisitions holdback liability	1,414	—
Purchases of property and equipment financed by accounts payable	351	135
Net unrealized gains (losses) on available-for-sale investments	(47)	46

CONTROL4 CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands, except percentages and per share data)
Reconciliation of Gross Margin to Non-GAAP Gross Margin:
Gross margin	$34,681	$29,547	$124,495	$103,679
Stock-based compensation expense in cost of revenue	66	43	251	171
Amortization of intangible assets in cost of revenue	797	786	3,164	3,052
Acquisition-related costs in cost of revenue	63	(11)	228	2,162
Non-GAAP gross margin	$35,607	$30,365	$128,138	$109,064
Revenue	$68,339	$57,367	$244,725	$208,802
Gross margin percentage	50.7%	51.5%	50.9%	49.7%
Non-GAAP gross margin percentage	52.1%	52.9%	52.4%	52.2%

Reconciliation of Income (Loss) from Operations to Non-GAAP Income (Loss) from Operations:
Income (loss) from operations	$7,033	$5,068	$14,106	$4,712
Stock-based compensation expense	2,914	2,437	12,105	8,370
Amortization of intangible assets	1,327	1,205	5,212	4,598
Acquisition-related costs	89	(9)	535	3,451
Litigation settlements	—	75	—	475
Executive severance	—	—	—	157
Non-GAAP income (loss) from operations	$11,363	$8,776	$31,958	$21,763
Revenue	$68,339	$57,367	$244,725	$208,802
Operating margin percentage	10.3%	8.8%	5.8%	2.3%
Non-GAAP operating margin percentage	16.6%	15.3%	13.1%	10.4%

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss):
Net income (loss)	$6,058	$4,014	$15,979	$12,954
Stock-based compensation expense	2,914	2,437	12,105	8,370
Amortization of intangible assets	1,327	1,205	5,212	4,598
Acquisition-related costs	247	31	(1,722)	(5,911)
Litigation settlements	—	75	—	475
Executive severance	—	—	—	157
Impact of the Tax Act	(223)	—	(223)	—
Deferred tax asset adjustment	767	—	767	—
Non-GAAP net income (loss) (1)	$11,090	$7,762	$32,118	$20,643
Non-GAAP net income (loss) (1) per common share:
Basic	$0.43	$0.33	$1.29	$0.88
Diluted	$0.40	$0.31	$1.20	$0.85
Weighted-average number of shares:
Basic	25,550	23,682	24,803	23,402
Diluted	27,911	24,990	26,775	24,360

(1) Excludes the calculated effect of non-GAAP adjustments on income tax expense of $0.4 million and $1.4 million for the three-month period and year ended December 31, 2017, respectively

Control4 Announces Fourth Quarter and Fiscal Year 2017 Financial Results

CONTACT:

Investor Relations

Lauren Sloane

The Blueshirt Group

Tel: +1 415-217-2632

lauren@blueshirtgroup.com

or

Media

Control4

Brad Hintze

Tel: +1-801-619-4244

bhintze@control4.com

Source: Control4 Corporation

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